SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2006

SITI-Sites.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15596	75-1940923
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

47 Beech Road, Englewood, New Jersey	07631
(Address of principal executive offices)	(Zip Code)

111 Lake Avenue, Suite #7, Tuckahoe, New York	10707
(Address of Chief Financial Officer)	(Zip Code)

Registrant’s telephone number, including area code (212) 925-1181

(Former name or former address, if changed since last report)

MATERIAL RECENT EVENTS

ITEM 1.01 LEGAL PROCEEDINGS

Siti-sites.com, Inc. (SITN.PK) Describes Patent Settlement Agreement

Siti-sites.com, Inc. ( formerly named Spectrum Information Technologies, Inc., and called “Siti” in its Report on Form 8-K) has had a civil suit pending since April, 2004 in New York State Supreme Court in New York County, described in earlier filings under the Securities Exchange Act of 1934 on Forms 10-K and 10-Q. The case was settled on the eve of trial on January 20, 2006. A summary of the terms of settlement follows:

Siti’s 2004 complaint alleged that certain defendants wrongfully purchased its portfolio of patents on cell-phone and vehicular wireless technology. In response, each defendant denied all liability to Siti as to all claims, and there has been no admission of liability by any defendant. The settlement is a relinquishment of all claims by Siti in exchange for cash in the amount of $7,750,000, and an assignment of a percentage of future gross proceeds, if any, derived from Siti’s former patent portfolio, as enhanced since the purchase. These amounts will be reduced by one-third to cover the contingent fees earned by Siti’s Special Litigation Counsel, Green, Schaaf and Jacobson of Clayton, Missouri. Siti’s initial net cash recovery will be approximately $5,150,000. This net sum will be received upon closing of the settlement agreement expected to occur by late February 2006. Loan advances by certain shareholders of $225,000 recently made, will be repaid, taking the net sum down to $4.9 million.

All proceeds from the settlement are “non-recurring” in nature. Siti has remained in liquidation since 2002, has no other business and is planning a liquidating dividend distribution to shareholders on the initial cash proceeds as soon as practicable. The net amount available will be about $4.7 million. It will be allocated pro-rata among shareholders holding approximately 30 million shares, for about $.15 per share distributed in this continuing liquidation of Siti.

Future Proceeds The assignment to Siti of future Gross Proceeds (if any, and as defined), that are received by the defendant patent holding company (the “Patent Holding Company”) after January 19, 2006, will consist of 15% of the first $10 million in Gross Proceeds, 20% of the next $10 million, and 25% of all Gross Proceeds in excess of $20 million. “Gross Proceeds” means all proceeds received by defendant Patent Holding Company from the entire patent portfolio, before any deduction for defendants’ own counsel fees, costs and expenses of operations, salaries or other distributions to members of defendant Patent Holding Company. Siti is a senior creditor thereof, and claims no ownership interest in the patent portfolio or such Patent Holding Company.

Risk Factors *Siti does not know how much, if any, in future Gross Proceeds are still obtainable from this patent portfolio, and ultimate results are very speculative. *Current or future changes in technology may affect the patent properties adversely. * Infringement litigation is costly, involves risk to the patent portfolio, and such Patent Holding Company must obtain its own financing. *Siti’s share of future Gross Proceeds is subject to these and other business risks in such Patent Holding Company. *The settlement has been reached after protracted litigation, and requires ongoing monitoring under its disclosure terms by Siti as a creditor. *Under the settlement, Siti cannot exercise any control over licensing or other decisions that could generate or otherwise impact Gross Proceeds. *No assurance can be given that anything more than the initial net cash value in this settlement will be received by Siti. *Future proceeds to Siti are also subject to one-third fees payable to Siti’s Special Litigation Counsel. *There will be accounting, legal collection and shareholder distribution costs in the future. Reserves will be established as Siti’s liquidation continues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:	January 26, 2006

SITI-Sites.com, Inc.

By /s/ Lawrence M. Powers
Lawrence M. Powers
Chief Executive Officer and
Chairman of the Board of Directors